Exhibit 21.1
SUBSIDIARIES

Name	Jurisdiction
Rudolph Technologies Europe, B.V.	Netherlands
Rudolph Technologies Japan KK	Japan
August Technology Corporation	Minnesota
Robin Hood Acquisition Company, LLC	Delaware

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